EXHIBIT 99.1

[GRAPHIC OMITTED]                                                  Press Release

  Infowave Closes US$5.8 million of Private Placement Financings and Completes
                    Acquisition of HiddenMind Technology, LLC

Vancouver, British Columbia - July 7, 2003 - Infowave Software (TSE: IW), a provider of wireless software for mobile operators, corporations and individuals announced today:

     o completion of a first tranche of US$2.8 million of a brokered private placement of units;
     o    completion  of  the   acquisition   of  HiddenMind   Technology,   LLC
          ("HiddenMind");
     o completion of the US$3.0 million private placement of units to Gerald Trooien; and
     o the appointment of Bill Weiss of The Promar Group to its board of directors.

Each of these transactions was previously announced and was approved at Infowave's Annual General Meeting on June 30, 2003.

"On the heels of our recent successes with worldwide carriers and the well received launch of Symmetry Express with T-Mobile International in Europe, we have significantly strengthened the company's financial position and expanded our technology offering," remarked George Reznik, Chief Financial Officer and member of the Office of the President at Infowave. "The acquisition of HiddenMind improves our mobile solution offering, by combining best-in-class products that expand our ability to tap into a wider market and represents a significant progression in Infowave's corporate growth strategy, as we build a world-class technology company."

Under the terms of the transactions with HiddenMind and Gerald Trooien, Mr. Trooien was entitled upon closing to appoint a nominee to the Infowave board of directors and his appointee is William C. Weiss. Mr. Weiss is Chairman and CEO of The Promar Group, a global strategic business advisory firm he co-founded in 1973 that provides companies such as IBM, General Electric, Toshiba, Ericsson, Qualcomm and Steelcase with guidance on how to embrace change, leverage technology, and create new business possibilities. Mr. Weiss has an


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established international reputation as a visionary business strategist and is a special advisor to leadership teams, boards of directors, and investors worldwide.

"Together Infowave and HiddenMind bring industry-leading wireless expertise to offer enterprises a complete real-time mobile infrastructure, far beyond just e-mail and PIM functionality," said Thomas Koll, Infowave Chairman. "Shipments of smart mobile devices have overtaken those of PC desktops and this will be the driving force for mobilizing the enterprise. Also, I am extremely pleased to welcome Mr. Weiss to Infowave's Board of Directors, as he brings more than twenty years business experience to our team. His participation on Infowave's board adds a sharp new element of business insight and leadership that will help us to deliver on our corporate goals and objectives."

Mr. Weiss is also a partner in Quantum Capital Management, a venture capital firm for early-stage, business-to-business technology companies. He is a former partner and current advisor to IdeaEdge Ventures, which is focused on running and growing mobile Internet properties worldwide. He serves on the board of directors of New Directions for News, a think-tank organization involved with key media corporations that promotes innovation at the intersection of enabling technologies and media. In addition Mr. Weiss is a member of the Strategic Advisory Board of the Computer Science department of North Carolina State University.

"I am pleased to join and collaborate with the board at Infowave" remarked Weiss. "I believe there is a worldwide opportunity for the adoption of mobile data solutions, and look forward to working with the Infowave management team to plan and execute on business strategies that will establish Infowave as a leader in the mobile marketplace."

Mr. Weiss joins other members of Infowave's board, currently comprised of:
Thomas Koll - Chairman, former CEO of Infowave and former VP of Network Solutions Group at Microsoft;
Jim McIntosh - Founder and former President and CEO of Infowave;
Stephen Wu - Founder and Managing Director of Alliance MG and former senior management at Microsoft;
Lew Turnquist - President of Grey King Endeavours Inc and former COO of Cell-Loc Inc.
Jean-Francois Heitz - Retiring Deputy Chief Financial Officer of Microsoft; Jerry Meerkatz - Former VP and GM of Enterprise Mobility Solutions for Hewlett Packard.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction.

About HiddenMind
HiddenMind Technology, LLC is a provider of products and services that enable enterprises by simplifying the process of achieving mobile workflow, using mobility to achieve true, real time enterprise and returning ROI by quickly implementing right-sized mobile solutions. HiddenMind's patented Active Technology mobilizes applications and web services in an offline and online environment, while saving time and product development costs over other approaches. End users of Active Technology Enhanced(TM) products benefit from "always active" applications that are optimized for maximum productivity and reliable communications over a wide array of networks and devices. For more information please visit www.hiddenmind.com.

About Infowave Software
Infowave (TSE: IW) builds innovative wireless business solutions for mobile operators, corporations and individuals that connect people to the critical information they need to be more productive and competitive. The Infowave Symmetry suite of wireless e-mail solutions enable mobile users to instantly access to their corporate and personal e-mail on a variety of Pocket PC, Smartphone or Palm integrated devices. For mobile operators, Infowave offers the Symmetry Mobile Application Gateway - a wireless services platform that provides mobile operators with the opportunity to capitalize on offering wireless data access to their subscribers. The Infowave Wireless Business Engine provides companies with a single wireless software platform for fast, secure and reliable wireless access to e-mail, the Internet, corporate intranets and client-server applications. For more information, please visit www.infowave.com.

Forward-Looking Statement
This press release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this release include a number of risks, uncertainties and other factors, such as the need to develop, integrate and deploy applications to meet our customer's requirements, the possibility of development or deployment difficulties or delays, the dependence on our customer's satisfaction with Infowave's software, its continued commitment


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to the  deployment of the solution,  the risks  involved in developing  software solutions and integrating them with third-party software and services and the other risks and uncertainties described in our Form 10-K filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors:
George Reznik
Chief Financial Officer
604.473.3604
greznik@infowave.com
--------------------

Media:
Corinna Bates
Manager, Marketing and Corporate Communications
604.473.3695
cbates@infowave.com
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(C)2003 Infowave Software, Inc. All rights reserved. Infowave, the Infowave logo and Symmetry are trademarks or registered trademarks of Infowave Software, Inc. All other product or service names mentioned herein are the trademarks of their respective owners.